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                          ERESOURCE CAPITAL GROUP, INC.

                             STOCK COMPENSATION PLAN

                                    ARTICLE 1
                                NAME AND PURPOSE

1.1 Name. The name of this Plan is the "eResource Capital Group, Inc. Stock Compensation Plan."

1.2 Purpose. The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by providing equity ownership opportunities to better align the interests of officers, key employees and valued directors, consultants, independent contractors and other agents with those of the Company's stockholders. The Plan is also designed to enhance the profitability and value of the Company for the benefit of its stockholders by providing stock options to attract, retain and motivate officers, key employees and valued directors, consultants, independent contractors and other agents who make important contributions to the success of the Company.

                                    ARTICLE 2
                 DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

        (a) Affiliate. A Parent or Subsidiary or any other entity designated by the Committee in which the Company owns at least a 50% interest (including, but not limited to, partnerships and joint ventures).

        (b)     Board. The Board of Directors of the Company.

        (c) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated thereunder.

        (d)     Company. eResource Capital Group, Inc., a Delaware corporation.

        (e) Committee. The Board or, to the extent delegated by the Board, the Company's Compensation Committee or its successors.

        (f)     Common Stock. The common stock, $.04 par value, of the Company.

        (g) Consultant. Any person engaged by the Company or any Affiliate to provide consulting services to the Company or any Affiliate as an Independent Contractor and not as an Employee.


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        (h)     Directors. A duly-elected member of the Board.

        (i) Effective Date. The date that the Plan is approved by the stockholders of the Company, which must occur within 12 months after adoption by the Board. Any grants of Options prior to the approval by the stockholders of the Company shall be void if such approval is not obtained.

        (j)     Employee. Any individual employed by the Employer.

        (k)     Employer. The Company and all Affiliates.

        (l)     Exchange Act. The Securities Exchange Act of 1934, as amended.

        (m) Fair Market Value. For so long as the Common Stock of the Company is listed or admitted to unlisted trading privileges on a national securities exchange or designated as a national market systems security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or if sales or bid and offer quotations are reported for the Common Stock in the automated quotation system ("NASDAQ") operated by the NASD ("publicly traded"), "Fair Market Value" shall mean the closing price of the Common Stock as of the day in question or, if such day is not a trading day in the principal securities market or markets for such stock, on the nearest preceding trading day, as reported with respect to the market (or the composite of markets, if more than one) in which shares of such stock are then traded, or, if no such closing prices are reported, on the basis of the mean between the high bid and low asked prices that day on the principal market or quotation system on which shares of such stock are then quoted, or, if not so quoted, as furnished by a professional securities dealer making a market in such stock selected by the Board. If the Common Stock is no publicly traded, "Fair Market Value" means with respect to shares of Common Stock, the amount that a willing buyer would pay for such shares to a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of all relevant factors, as such amount is determined by the Board in good faith using any reasonable valuation method as of the date of any grant of an ISO (or on any other relevant valuation date specified herein).

        (n) Fiscal Year. The taxable year of the Company, which end June 30 of each year.

        (o) Independent Contractor. A Person engaged to provide services to the Company or any Affiliate on an independent basis and not as an Employee.

        (p)     ISO. An Incentive Stock Option as defined in Section 422 of the
                Code.


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        (q)     NQSO. A Non-Qualified Stock Option, which is an Option that does not meet the statutory requirements of an ISO.

        (r)     Option. An option to purchase Shares granted under the Plan.

        (s) Option Agreement. The document which evidences the grant of an Option under the Plan and which sets forth the terms, conditions and provisions of, and restrictions relating to, such Option.

        (t) Parent. Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option, each of the corporations (other than the Company or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        (u) Participant. An Employee, Director, Consultant, Independent Contractor or other agent who is granted an Option under the Plan.

        (v) Person. An individual, corporation, partnership, limited liability company, joint venture, association, syndicate, trust, unincorporated organization or other entity.

        (w) Plan. The eResource Capital Group, Inc. 2000 Stock Compensation Plan and all amendments and supplements to it.

        (x) Shares. A share of Common Stock reserved for issuance upon the exercise of options.

        (y) Subsidiary. Any corporation (other than the Company), in an unbroken chain of corporations, beginning with the Company, if, at the time of grant of an Option, each of such corporation, other than the last such corporation in the unbroken chain, owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Option Agreement may be defined in other portions of the Plan or in such Option Agreement.

2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan, or between the Plan and an Option Agreement, relating to an Option, the provisions in the article of the Plan which specifically grants such Option shall control those in a different article or in such Option Agreement.


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                                    ARTICLE 3
                                  COMMON STOCK

3.1 Numbers of Shares. The number of Shares for which Options may be granted under the Plan shall be Twenty Million (20,000,000). Such Shares may be authorized but unissued Shares, reacquired Shares or any combination thereof.

3.2 Reusage. If an Option expires or is terminated, surrendered or canceled without having been fully exercised, the unused Shares covered by any such Option shall again be available for grant under the Plan to any Participant.

3.3 Adjustments. If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out or recapitalization, or any other similar transactions, the number of Shares under the Plan or subject to or granted pursuant to an Option and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

3.4 Reorganization. If the Company is merged, consolidated or effects a share exchange with another corporation (whether or not the Company is the surviving corporation), or if substantially all of the assets or all of the shares of Common Stock are acquired by another corporation, or in the event of a separation, reorganization or liquidation of the Company, the Board or the board of directors of any corporation assuming the obligations of the Company hereunder, shall make appropriate provision for the protection of any outstanding Options by the substitution on an equitable basis of appropriate capital stock of the Company, or of the merged, consolidated or otherwise reorganized corporation which will be issuable in respect to the Shares, provided only that the excess of the aggregate Fair Market Value of the Shares subject to the Options immediately after such substitution over the exercise price thereof is not more than the excess of the aggregate Fair Market Value of the Shares subject to the Options immediately before such substitution over the exercise price thereof. Notwithstanding the preceding sentence, if the Company is merged, consolidated or effects a share exchange with another corporation or if substantially all of the assets or all of the shares of Common Stock of the Company are acquired by another corporation, or in the event of a separation, reorganization or liquidation of the Company, the Board or the board of directors of any corporation assuming the obligations of the Company hereunder may, upon written notice to the holder of any outstanding Option, provide that such Option must be exercised within sixty (60) days of the date of such notice or it will be terminated.

                                    ARTICLE 4
                                   ELIGIBILITY

4.1 Determined By Committee. The Participants and the Options they receive under the Plan shall be determined by the Committee in its sole discretion. In making its


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        determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Company.

                                    ARTICLE 5
                                 ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Company's Compensation Committee. The Committee shall consist of two or more members of the Board.

5.2 Authority. Subject to the terms of the Plan, the Committee shall have sole discretionary authority to:

        (a) determine the individuals to whom Options are granted, the type and amounts of Options to be granted and the date of issuance and duration of all such grants;

        (b) determine the terms conditions and provisions of, and restrictions relating to, each Option granted;

        (c)     interpret and construe the Plan and all Option Agreements;

        (d) prescribe, amend and rescind rules and regulations relating to the Plan;

        (e)     determine the content and form of all Option Agreements;

        (f)     determine all questions relating to Options under the Plan;

        (g)     maintain accounts, records and ledgers relating to Options;

        (h) maintain records concerning the Committee's decisions and proceedings;

        (i) employ agents, attorneys, accountants or other Persons for such purposes as the Committee considers necessary or desirable under the Plan; and

        (j) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan.

5.3 Delegation. The Committee may delegate all or any part of its authority under the Plan to any Employee or committee of Employees.

5.4 Decisions of Committee and its Delegates. All decisions made by the Committee, or (unless the Committee has specified an appeal process to the contrary) any other Person to whom the Committee has delegated authority, pursuant to the provisions hereof shall be final and binding on all Persons.


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5.5     Indemnification of the Board and the Committee. In addition to such other rights of indemnification as they may have as Directors, the Directors and members of the Committee shall be indemnified by the Company as and to the fullest extent permitted by law, including, without limitation, indemnification against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan, or any Options granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company), or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Director or Committee member is liable for gross negligence, bad faith or affirmative misconduct in his duties.

                                    ARTICLE 6
                                AMENDMENT OF PLAN

6.1 Power of Committee. The Committee shall have the sole right and power to amend the Plan at any time and from time to time, provided, however, that the Committee may not amend the Plan without approval of the stockholders of the Company if such stockholder approval is required under Section 422 of the Code or if directed by the Board.

                                    ARTICLE 7
                          TERM AND TERMINATION OF PLAN

7.1 Term. The Plan shall be effective as of the Effective Date. No Option shall be granted pursuant to the Plan on or after the tenth (10th) anniversary date of the adoption of the Plan by the Board, but Options granted prior to such tenth anniversary may extend beyond that date to the date(s) specified in the Option Agreement(s) covering such Options.

7.2 Termination. Subject to Article 8 hereof, the Plan may be terminated at any time by the Committee.

                                    ARTICLE 8
                     MODIFICATION OR TERMINATION OF OPTIONS

8.1 General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant's rights to or under any Option granted prior to such amendment or termination.

8.2 Committee's Right. Except as may be provided in an Option Agreement, any Option granted may be converted, modified, forfeited or canceled, prospectively or retroactively in whole or in part, by the Committee in its sole discretion; provided, however, that, subject to Section 8.3, no such action may impair the rights of any Participant without


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        his or her consent. Except as may be provided in an Option Agreement, the Committee may, in its sole discretion, in whole or in part, waive any restrictions or conditions applicable to, or may accelerate the vesting of, any Option.

8.3 Termination of Options under Certain Conditions. The Committee, in its sole discretion, may cancel any unexpired or deferred Options at any time if the Participant is not in compliance with all applicable provisions of this Plan or with any Option Agreement or if the Participant, whether or not he or she is then an Employee, Director, Consultant, Independent Contractor or other agent, acts in a manner contrary to the best interests of the Company or any Affiliate.

                                    ARTICLE 9
                         OPTION AGREEMENTS; LIMITATIONS

9.1 Grant Evidenced by Option Agreement. The grant of any Option under the Plan shall be evidenced by an Option Agreement which shall describe the Option granted and the terms and conditions thereof. The granting of any Option shall be subject to, and conditioned upon, the recipient's execution of an Option Agreement with respect thereto. All capitalized terms used in both the Option Agreement and the Plan shall have the same meaning as in the Plan, and the Option Agreement shall be subject to all of the terms of the Plan.

9.2 Provisions of Option Agreement. Each Option Agreement shall contain such provisions as the Committee shall determine in its sole discretion to be necessary, desirable and appropriate for the Option granted, which may include, without limitation, the following: description of the type of Option; the Option's duration; its transferability; exercise price, exercise period and the Person or Persons who may exercise; the manner in which any withholding tax obligation of the Company or any Affiliate arising as the result of such exercise will be satisfied; the effect upon such Option of the Participant's death, disability, change of duties or termination of employment; the Option's conditions; subject to the provisions of Article 10, when, if, and how any Option may be forfeited, converted into another Option, modified, exchanged for another Option, or replaced; and the restrictions on any Shares purchased under the Plan.

9.3 Limitations on Right to Exercise ISO's. No ISO may be exercised after the expiration of three (3) months after the earlier of the date the employment of an Employee terminates with the Company or the date an Employee is given written notice of his or her discharge from such employment. The expiration period described in the preceding sentence shall be waived in the event such termination occurs because of death or because of disability within the meaning of Code Section 22(e)(3) ("Disability"); provided, however, that no ISO may be exercised after the expiration of one (1) year after the earlier of the date the employment of the Employee terminates with the Company or the date the Employee is given written notice of his or her discharge from such employment because of Disability. Absence or leave approved by the Company, to


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        the extent permitted by the applicable provisions of the Code, shall not be considered an interruption of employment for any purpose under this Plan.

9.4 Limitations on Transfer of ISO. No ISO shall be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Employee to whom such ISO was granted, no ISO may be exercised or other rights or benefits claimed under the Plan by any Person other than such Employee (other than the Employee's guardian or legal representative). After the death of such original grantee, the "holder" of the ISO shall be deemed to be the Person to whom the original grantee's rights shall pass under the original grantee's will or under the laws of descent and distribution. Notwithstanding the foregoing, no transfer of an ISO by will or the laws of descent or distribution will be binding on the Company unless the Board is furnished with sufficient proof establishing the validity of such transfer.

9.5 Additional Limitations on Issuance of Shares. The transfer or issuance of Shares upon the exercise of any Option granted under the Plan will be contingent upon the advice of counsel to the Company that the Shares to be issued pursuant thereto have been duly registered or are exempt from registration under the applicable securities laws.

                                   ARTICLE 10
                       SURRENDER AND REISSUANCE OF OPTIONS

10.1 Cancellation and Reissuance of Options. With the prior written consent of any affected grantee of Options hereunder, the Committee may grant to one or more such grantees, in exchange for their surrender and the cancellation of such Options, new Options which may have different exercise prices than the exercise prices provided in the Options so surrendered and canceled and containing such other terms and conditions consistent with the Plan as the Committee may deem appropriate.

                                   ARTICLE 11
                                TERMS OF OPTIONS

11.1 Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan.

11.2 Option Price. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Common Stock at the time the Option is granted (or, in the case of a ten-percent-or-greater stockholder under Section 422(b)(6) of the Code, 110 percent of Fair Market Value).

11.3 Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code or any successor statute in effect from time to time, including, without limitation the requirement that the grantee be an Employee.


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11.4    NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be established by the Committee, in its sole discretion, at the time of granting such NQSO.

11.5    Determination by Committee. Except as otherwise provided in Sections
        11.2 through Section 11.4, the terms of all Options shall be determined by the Committee.

                                   ARTICLE 12
                  PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

12.1 Payment. Upon the exercise of an Option, the amount due the Company is to be paid:

        (a)     in cash;

        (b) by the surrender of all or part of an Option (including the Option being exercised);

        (c) by the tender to the Company of shares of Common Stock owned by the Participant and registered in his or her name having a Fair Market Value equal to the amount due to the Company;

        (d) in other property, rights and credits, deemed acceptable by the Committee, including the Participant's promissory note; or

        (e) by any combination of the payment methods specified in (a) through (d) above.

                Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Committee or if and to the extent so provided in an Option Agreement. The proceeds of the sale of Shares purchased pursuant to an Option shall be added to the general funds of the Company or to the reacquired Shares held by the Company, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.2 Withholding. The Company may, at the time any Option is exercised, withhold from such exercise of an Option, any amount necessary to satisfy federal, state and local withholding requirements with respect to such exercise of such Option. Such withholding may be satisfied, at the Company's option, either by cash or the Company's withholding of Shares.

                                   ARTICLE 13
                            MISCELLANEOUS PROVISIONS

13.1 Unfunded Status of the Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained herein shall


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        give any rights that are greater than those of a general creditor of the
        Company. No provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.

13.2 Underscored References. The underscored references contained in the Plan and in any Option Agreement are included only for convenience, and they shall not be construed as a part of the Plan or Option Agreement or in any respect affecting or modifying its provisions.

13.3 Number and Gender. The masculine, feminine and neuter, wherever used in the Plan or in any Option Agreement, shall refer to either the masculine, feminine or neuter; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

13.4 Governing Law. The place of administration of the Plan and each Option Agreement shall be in the State of Georgia, and this Plan and each Option Agreement shall be construed and administered in accordance with the laws of the State of Delaware, without giving effect to principles relating to conflicts of laws, including, without limitation, issues related to the validity and issuance of the Shares.

13.5 Purchase for Investment. The Committee may require each Person purchasing the Shares pursuant to an Option to represent to and agree with the Company in writing that such Person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect the restrictions on transfer set forth in this Plan. All certificates for the Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

13.6 No Employment or Service Contract. Neither the adoption of the Plan nor any Option granted hereunder shall confer upon any Employee, Director, Consultant, Independent Contractor or other agent any right to continued employment with or services to the Company or any Affiliate, nor shall the Plan or any Option interfere in any way with the right of the Company or any Affiliate to terminate the employment or services of any of its Employees, Directors, Consultants, Independent Contractors or other agents at any time.

13.7 No Effect on Other Benefits. The receipt of Options under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Company or any


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        Affiliate under another plan or otherwise, or preclude a Participant from receiving any such benefits.

13.8 Registration of Shares. The Committee, in its discretion, may postpone the issuance and/or delivery of the Shares issuable upon any exercise of an Option until completion of any registration, or other qualification or exemption of such Shares under applicable state and/or federal laws, rules or regulations as the Committee considers appropriate, and may require any grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules and regulations.

13.9 Rights as a Stockholder. Any recipient of an Option shall have no rights as a stockholder with respect to any Shares related thereto until the issuance of a stock certificate for such Shares following the exercise of such Option. Except as otherwise provided for in Sections 3.3 and 3.4 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

13.10 Plan Financing. The Company may extend and maintain, or arrange for the extension and maintenance of, financing to any grantee (including a grantee who is a Director) to purchase Shares pursuant to exercise of an Option granted hereunder on such terms as may be approved by the Committee in its sole discretion. In considering the terms for extension or maintenance of credit by the Company, the Committee shall, among other factors, consider the cost to the Company of any financing extended by the Company.

13.11 ERISA. The Plan is not an employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Code Section 401(a) are not applicable to the Plan.



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